Exhibit 99.1

          JoS. A. Bank Clothiers Posts Record Second Quarter Earnings
                        Per Share, With Increase of 27%

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Sept. 7, 2006--JoS. A. Bank Clothiers, Inc. (Nasdaq Global Select Market: "JOSB") announced net income of $7.0 million in the second quarter ended July 29, 2006, as compared with net income of $5.3 million in the second quarter of the previous fiscal year. Earnings per share increased 27% to $0.38 in the second quarter of fiscal 2006, as compared with $0.30 in the second quarter of fiscal 2005, representing another quarter of record profitability.
    For the first six months of fiscal 2006, net income increased to $12.8 million, as compared with $12.1 million in the first six months of fiscal 2005, and earnings per share rose 4% to $0.70, as compared with $0.67 in the corresponding period of the previous fiscal year.
    The Company also reaffirmed that it expects to earn at least $2.15 per share in fiscal 2006, representing at least a 10% increase over fiscal 2005 earnings of $1.95 per share.
    A conference call to discuss this earnings press release is scheduled for today, September 7, 2006, at 11:00 a.m. Eastern Time
(EDT). To participate in the call today, please dial (800) 230-1059, or (International) (612) 332-1025, at least five minutes before 11:00 a.m. EDT. A replay of the conference call will be available after 2:30 p.m. EDT today until 11:59 p.m. on September 14, 2006, by dialing
(USA) (800) 475-6701 or (International) (320) 365-3844. The access code for the replay will be 837711. A webcast replay of the conference call will be posted on the investor relations portion of our website: www.josbank.com (select 'Company Information' and 'Investor Relations').
    All earnings per share amounts in this news release represented diluted earnings per share adjusted for the 25% stock dividend that the company announced on December 14, 2005, under which shareholders of record as of January 27, 2006 received one additional share of common stock for each four shares then owned. The stock dividend was distributed on February 15, 2006.
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 346 stores in 40 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq Global Select Market under the symbol "JOSB."
    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, higher energy and security costs, the successful implementation of the Company's growth strategy including the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of the Company's marketing programs, the availability of lease sites for new stores, the ability to source product from its global supplier base, litigations and other competitive factors. Other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 28, 2006. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company does not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in the Company's assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

             JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
              Condensed Consolidated Statements of Income
                 (In thousands except per share data)
                              (Unaudited)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               July 30,  July 29,  July 30,  July 29,
                                 2005      2006      2005      2006
                               --------- --------- --------- ---------

Net sales                      $ 98,588  $119,098  $195,163  $232,763
Cost of goods sold               37,410    44,799    73,372    88,713
                               --------- --------- --------- ---------
Gross Profit                     61,178    74,299   121,791   144,050
                               --------- --------- --------- ---------

Operating expenses:
  Sales and marketing            40,834    49,481    80,431    96,513
  General and administrative     10,840    12,455    20,019    24,655
  Store opening costs               107        64       162       148
                               --------- --------- --------- ---------
Total operating expenses         51,781    62,000   100,612   121,316
                               --------- --------- --------- ---------

Operating income                  9,397    12,299    21,179    22,734

Interest expense, net               341       247       665       568
                               --------- --------- --------- ---------

Income before provision for
 income taxes                     9,056    12,052    20,514    22,166
Provision for income taxes        3,717     5,079     8,438     9,332
                               --------- --------- --------- ---------

Net income                     $  5,339  $  6,973  $ 12,076  $ 12,834
                               ========= ========= ========= =========

Earnings per share:
Net income per share:
  Basic                        $   0.31  $   0.39  $   0.71  $   0.72
  Diluted                      $   0.30  $   0.38  $   0.67  $   0.70
Weighted average shares
 outstanding:
  Basic                          16,960    18,001    16,900    17,942
  Diluted                        18,001    18,339    17,951    18,343

Note: The foregoing unaudited Condensed Consolidated Statements of Income are excerpts from our Condensed Consolidated Unaudited Financial Statements (for the three months and six months ended July 30, 2005 and July 29, 2006) and do not include the Notes, which are considered an integral part thereof. The Company expects to file the Condensed Consolidated Unaudited Financial Statements in its Quarterly Report on Form 10-Q on or about September 7, 2006. The foregoing unaudited financial information should be read in conjunction with the Company's Form 10-Q for the quarterly period ended July 29, 2006, as well as the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2006.


             JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                            (In Thousands)
                              (Unaudited)

                                               January 28,  July 29,
                                                  2006        2006
                                               ----------- -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                    $    7,344  $    1,325
  Accounts receivable, net                          6,455       7,372
  Inventories:
    Raw materials                                   7,574      11,059
    Finished goods                                169,068     181,412
                                               ----------- -----------
    Total inventories                             176,642     192,471
  Prepaid expenses and other current assets        12,852      11,510
  Prepaid income taxes                                  -       1,716
                                               ----------- -----------
    Total current assets                          203,293     214,394
                                               ----------- -----------

NONCURRENT ASSETS:
  Property, plant and equipment, net              100,973     106,536
  Other noncurrent assets                             566         615
                                               ----------- -----------
    Total assets                               $  304,832  $  321,545
                                               =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                             $   42,678  $   40,165
  Accrued expenses                                 52,480      44,165
  Current portion of long-term debt                   971       1,002
  Deferred tax liability - current                 10,954      10,960
                                               ----------- -----------
    Total current liabilities                     107,083      96,292

NONCURRENT LIABILITIES:
  Long-term debt, net of current portion            4,826       5,679
  Noncurrent lease obligations                     35,007      36,284
  Deferred tax liability - noncurrent               2,697       3,079
  Other noncurrent liabilities                      1,419       1,527
                                               ----------- -----------
    Total liabilities                             151,032     142,861
                                               ----------- -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock                                        173         179
  Additional paid-in capital                       66,757      78,801
  Retained earnings                                86,870      99,704
                                               ----------- -----------
    Total stockholders' equity                    153,800     178,684
                                               ----------- -----------
    Total liabilities and stockholders' equity $  304,832  $  321,545
                                               =========== ===========

Note: The foregoing unaudited Condensed Consolidated Balance Sheets are excerpts from our Condensed Consolidated Unaudited Financial Statements (as of January 28, 2006 and as of July 29, 2006) and do not include the Notes, which are considered an integral part thereof. The Company expects to file the Condensed Consolidated Unaudited Financial Statements in its Quarterly Report on Form 10-Q, on or about September 7, 2006. The foregoing unaudited financial information should be read in conjunction with the Company's Form 10-Q for the quarterly period ended July 29, 2006, as well as the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2006.


             JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Cash Flows
                            (In Thousands)
                              (Unaudited)

                                                     Six Months Ended
                                                     -----------------
                                                     July 30, July 29,
                                                       2005     2006
                                                     -------- --------

Cash flows from operating activities:
  Net income                                         $12,076  $12,834
  Adjustments to reconcile net income to net cash
   used in operating activities:
    Increase in deferred income taxes                  7,923      388
    Depreciation and amortization                      6,285    7,542
    Loss on disposals of plant and equipment              24       14
    Income tax benefit from exercise of stock
     options                                           2,702        -
    Net increase in operating working capital and
     other components                                (30,629) (26,832)
                                                     -------- --------

      Net cash used in operating activities           (1,619)  (6,054)
                                                     -------- --------

Cash flows from investing activities:
    Capital expenditures                             (11,880) (12,899)
                                                     -------- --------

      Net cash used in investing activities          (11,880) (12,899)
                                                     -------- --------

Cash flows from financing activities:
    Borrowings under long-term Credit Agreement       42,379    7,747
    Repayments under long-term Credit Agreement      (29,376)  (6,785)
    Income tax benefit from exercise of stock
     options                                              --    4,964
    Proceeds from issuance of long-term debt              --      400
    Repayment of other long-term debt                   (457)    (478)
    Net proceeds from exercise of stock options          600    7,086
                                                     -------- --------

      Net cash provided by financing activities       13,146   12,934
                                                     -------- --------

Net decrease in cash and cash equivalents               (353)  (6,019)

Cash and cash equivalents - beginning of period        1,425    7,344
                                                     -------- --------

Cash and cash equivalents - end of period            $ 1,072  $ 1,325
                                                     ======== ========

Note: The foregoing unaudited Condensed Consolidated Statements of Cash Flows are excerpts from our Condensed Consolidated Unaudited Financial Statements (for the six months ended July 30, 2005 and July 29, 2006) and do not include the Notes, which are considered an integral part thereof. The Company expects to file the Condensed Consolidated Unaudited Financial Statements in its Quarterly Report on Form 10-Q, on or about September 7, 2006. The foregoing unaudited financial information should be read in conjunction with the Company's Form 10-Q for the quarterly period ended July 30, 2006, as well as the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2006.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO,
             410-239-5715
             or
             Investor Relations Voicemail,
             410-239-5900

             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com